Exhibit 99.1

Pericom Semiconductor Corporation

1545 Barber Lane

Milpitas, California 95035

October 26, 2015

Montage Technology Group Limited

Room A1601, Technology Building, 900 Yi Shan Road

Xuhui District, Shanghai, 200233

People’s Republic of China

Attention: Howard Yang, Chief Executive Officer

Mr. Yang:

The Board of Directors (the “Pericom Board”) of Pericom Semiconductor Corporation (“Pericom” or the “Company”) has received Montage Technology Group Limited’s (“Montage,” “you” or “your”) unsolicited acquisition proposal dated September 29, 2015, as extended on October 3, 2015, October 9, 2015 and October 23, 2015 (the “Offer”), to acquire all of the outstanding shares of Pericom for $18.50 in cash per share of common stock of Pericom. With the assistance of the Company’s independent financial advisors and outside legal counsel, the Pericom Board has carefully reviewed the Offer. After thorough consideration, the Pericom Board has unanimously rejected the Offer and determined that it is not superior to the transactions contemplated by the Agreement and Plan of Merger dated September 2, 2015 (the “Diodes Merger Agreement”), by and among Pericom, Diodes Incorporated (“Diodes”), and PSI Merger Sub, Inc., and that the Offer is not in the best interest of Pericom’s shareholders.

Despite certain modifications made to your initial unsolicited acquisition proposal, and as discussed with you and your representatives on numerous occasions, the Pericom Board has determined that there remain significant financing, regulatory and other risks that make your ability to close a transaction substantially uncertain at this time and significantly less likely and timely than the closing of the transactions contemplated by the Diodes Merger Agreement. In reaching its determination to reject the Offer, the Pericom Board took into account, after consultation with the Company’s independent financial advisors and outside legal counsel, many considerations, including the following:

Regulatory and Timing Risk:

In connection with an acquisition of Pericom by Montage, the parties are required to obtain certain regulatory approvals, including approvals from governmental authorities in the People’s Republic of China (“PRC”) and Taiwan and from the Committee on Foreign Investments in the United States. Specifically, in order to obtain regulatory approval of a transaction with Montage in Taiwan, Pericom expects to be required to divest certain or all of its assets located there. You have not provided any information to Pericom regarding your plans for successfully obtaining such approval, despite requests from Pericom for the same. Although the Offer contemplates that you will be subject to “hell or high water” obligations in order to obtain such approvals, the uncertainty associated with obtaining these approvals raises concerns regarding your ability to close a transaction. In addition, approvals from the required regulatory authorities are expected to take three to six months to obtain and may take considerably longer. Moreover, your proposed merger agreement gives you up to nearly an entire year to obtain such approvals through an automatic extension of the outside termination date if the transaction has not closed by March 30, 2016 as a result of the issuance of any law or order which prohibits the transaction or the failure to obtain certain regulatory approvals. Such regulatory approvals may never be provided, in which case, the transaction may ultimately never close, and in any event, the extended period between signing and closing resulting from the need to seek such regulatory approvals increases the risk that Pericom may be unable to satisfy other closing conditions. By contrast, the transactions contemplated by the Diodes Merger Agreement are not conditioned upon the receipt of any regulatory approvals and are expected to close in the fourth quarter of 2015.

Financing Risk:

To date, you have been unable to demonstrate that you have obtained sufficient commitments with respect to the financing necessary to close a transaction with Pericom or a reasonable likelihood that you will be able to obtain such commitments in a reasonable timeframe.

Pericom has repeatedly discussed with you, your financial advisors and your legal advisors Pericom’s view that the one-page financing letters from each of Bank of China Shanghai Pudong Branch and China Electronics Financial Co. Ltd. presented in the Offer fail to provide adequate assurance that you will be able to finance a proposed transaction with Pericom. As described in Pericom’s proxy materials, subsequent press releases and as communicated during the course of several discussions with you and your advisors, both of the one-page financing letters presented in the Offer are subject to broad and vague conditions which provide the lenders with excessive discretion to withdraw their financing. For example, the one-page letter from the Bank of China states that any financing to be provided to Montage is subject to evaluation by its committee and will not be issued until all the conditions that the Bank of China requires are fully satisfied. However, such letter does not include any details regarding what those conditions may be and, despite Pericom’s repeated requests for additional information with respect to such conditions and increased financing certainty, you have not provided any further information regarding such conditions or your ability to obtain committed financing. Similarly, despite providing an updated one-page financing letter from China Electronics Financial Co. Ltd., such updated financing letter does not provide any additional information with respect to the conditions of the financing and does not provide the Pericom Board with any legitimate reason to believe that the financing is indeed firmly committed. Furthermore, despite explicit statements to the contrary in proxy materials filed by Montage with the United States Securities and Exchange Commission, neither of the one-page financing letters provides financing for the full amount of the aggregate purchase price, and the financing letter from China Electronics Financial Co. Ltd. expires on March 20, 2016 which is prior to the initial outside date set forth in your proposed merger agreement, even without consideration of the contemplated 180-day extension of such date set forth in the agreement. Finally, both one-page financing letters are subject to the laws of the PRC, creating significant uncertainty with respect to the ability to enforce such letters.

The Pericom Board has an obligation to Pericom shareholders to consider not only the purchase price of an offer, but also the likelihood of completing any proposed transaction. As so aptly put by then Vice Chancellor of the Court of Chancery of the State of Delaware, Leo E. Strine, in In re Dollar Thrifty Shareholder Litigation, “Value is not value if it is not ultimately paid.” In light of your failure to provide further assurances that you have committed financing, including your failure to adequately respond to Pericom’s numerous and clearly communicated requests with respect to the financing letters you have provided, the regulatory risks associated with the Offer and the significant delay between signing and closing associated with the Offer, the Pericom Board cannot conclude that the value of the Offer is superior to that offered by the significantly more certain and timely transactions contemplated by the Diodes Merger Agreement.

Considering these and other factors, the Pericom Board has determined that the additional premium represented by the $18.50 per share price of the Offer, as compared to the transactions contemplated by the Diodes Merger Agreement, is insufficient to outweigh the significant timing and deal certainty risks for Pericom’s shareholders that are associated with pursuing a transaction with Montage. Therefore, the Pericom Board has unanimously rejected the Offer.

On behalf of the Pericom Board,

/s/ Alex Hui

Alex Hui

Chairman, Chief Executive Officer & President

3